Discretionary Credit Award Agreement
This Discretionary Credit Award Agreement (the “Agreement”) is entered into by and between Arizona Public Service Company (“APS”) and Maria Lacal (“Employee”).
1.Background. The Company and Employee previously entered into a Retention Agreement dated December 19, 2008 and amended as of May 24, 2011 (the “2008 Agreement”), which continues to remain in effect.
2.Purpose. Section 3.9 of the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Deferred Compensation Plan”) allows APS to award Discretionary Credits in such amounts and subject to such terms and conditions as APS deems appropriate. The purpose of this Agreement is to award Discretionary Credits to Employee subject to the terms and conditions set forth below.
3.Definitions. A number of key terms, with specialized meanings, are used throughout this Agreement. These key terms are identified by the capitalization of the initial letter of each word or phrase even when the word or phrase does not begin a sentence. Each of these key terms will be given the meaning ascribed to it in the Deferred Compensation Plan unless the term is defined in this Agreement. Whenever these key terms are used, they will be given the defined meaning unless a clearly different meaning is required by the context.
4.Discretionary Credits. Two Discretionary Credits in the aggregate amount of $100,000 will be allocated to a Discretionary Credit Account (the “Discretionary Credit Account”) established for the benefit of Employee pursuant to Section 3.9 of the Deferred Compensation Plan. APS shall credit the Discretionary Credit Account with an amount equal to $50,000 on January 1, 2015 and an amount equal to $50,000 on January 1, 2016 provided that the Employee remains employed with APS on each such crediting date and demonstrates sustained competent performance of her assigned job responsibilities.
5.Interest. The Discretionary Credit Account shall be credited with interest in accordance with Section 3.5 of the Deferred Compensation Plan.
6.Modification of 2008 Agreement. Effective retroactive to January 1, 2014, the “Company Credits” credited to Employee pursuant to the 2008 Agreement shall be credited with interest calculated in accordance with Section 3.5 of the Deferred Compensation Plan. All other terms and conditions of the 2008 Agreement shall continue in full force and effect.
7.Vesting. The Discretionary Credit Account vests on April 30, 2017. If Employee Separates from Service prior to April 30, 2017, the amounts allocated to the Discretionary Credit Account will be forfeited; provided, however, that if Employee’s employment with APS is involuntarily terminated by APS without Cause, Employee dies or Employee becomes Disabled prior to April 30, 2017, all amounts previously credited to the Discretionary Credit Account will be fully vested as of the date of the termination by APS without Cause, death or Disability as applicable. For purposes of this document, “Disability” shall have the meaning ascribed to it in the Pinnacle West Capital Corporation Long-Term Disability Plan. For purposes of this document, “Cause” means any act or omission that could result in disciplinary action pursuant to applicable laws or APS policies and procedures, as determined in the sole discretion of APS. The determination of whether “Cause” exists shall be made by APS, in its sole and absolute discretion, in accordance with its personnel policies and procedures.
8.Payment of Discretionary Credits.
(a)General Rule. Except as otherwise provided below in this Section 8, Employee’s vested interest in her Discretionary Credit Account will be paid to Employee in substantially equal installments over a period of approximately five years following Employee’s Separation from Service with the first installment payment to made within 30 days following Employee’s Separation from Service and each subsequent installment payment shall be made on the next four anniversaries of the first payment date, unless Employee is a Specified Employee on the date of her Separation from Service. If Employee is a Specified Employee on the date of her Separation from Service, the first installment payment shall be paid within 30 days following the first day of the seventh month following Employee’s Separation from Service and each subsequent installment payment shall be made on the next four anniversaries of the first payment date. The Discretionary Credit Account may not be distributed as a ShortTerm Payout or due to an Unforeseeable Financial Emergency.
(b)Disability. If Employee becomes Disabled prior to her Separation from Service and if such Disability occurs prior to April 30, 2017, Employee shall receive a single lump sum payment of Employee’s vested interest in her Discretionary Credit Account on the first business day following April 30, 2017 as long as the Disability constitutes a “disability” as defined in Section 409A of the Code. If the Disability does not constitute a “disability” as defined in Section 409A of the Code, the general rule set forth in Section 8(a) will apply, unless Employee incurs a Separation from Service before April 30, 2017, in which case Employee shall receive a single lump sum payment of Employee’s vested interest in her Discretionary Credit Account within 30 days following Employee’s Separation from Service, unless Employee is a Specified Employee on the date of her Separation from Service. If Employee is a Specified Employee on the date of her Separation from Service, Employee’s vested interest in her Discretionary Credit Account shall be paid within 30 days following the first day of the seventh month following Employee’s Separation from Service.
(c)Death. If Employee dies while employed by the Company, or after the commencement of installment payments as described in Section 8(a) but before all such payments have been made in full, the Beneficiary designated by Employee pursuant to the Deferred Compensation Plan shall receive a single lump sum payment of Employee’s vested interest in her Discretionary Credit Account within sixty days of Employee’s death.
(d)Termination without Cause. If Employee’s employment is terminated by the Company without cause and if, as a result of such termination, Employee incurs a Separation from Service before April 30, 2017, Employee shall receive a single lump sum payment of Employee’s vested interest in her Discretionary Credit Account within 30 days following Employee’s Separation from Service, unless Employee is a Specified Employee on the date of her Separation from Service. If Employee is a Specified Employee on the date of her Separation from Service, Employee’s vested interest in her Discretionary Credit Account shall be paid within 30 days following the first day of the seventh month following Employee’s Separation from Service.
9.Employee’s Plan Status. Regardless of whether Employee makes an Annual Deferral pursuant to the terms of the Deferred Compensation Plan for the relevant Plan Year, Employee shall be deemed to be a Participant in the Deferred Compensation Plan and to have elected to participate in the Deferred Compensation Plan for the limited purpose of receiving the Discretionary Credits described in this Agreement. This Agreement shall be deemed to be Employee’s Election Form for purposes of Section 2.2 and Section 3.3 of the Deferred Compensation Plan.
10.Relationship to Other Benefits. The Discretionary Credits allocated to Employee pursuant to this Agreement shall not be taken into account as compensation or for purposes of determining any benefits due to Employee pursuant to the terms of any pension, retirement, savings, profit sharing, incentive, group insurance or other tax qualified or nonqualified benefit plan sponsored by APS, Pinnacle West Capital Corporation or any affiliate of either. In addition, the amounts payable to Employee attributable to the Discretionary Credit Account established for Employee pursuant to the Deferred Compensation Plan shall be disregarded for purposes of the benefit plans referred to in the preceding sentence.
11.Plan Document. As provided above, this Agreement is entered into pursuant to the provisions of Section 3.9 of the Deferred Compensation Plan. Accordingly, except as otherwise set forth in this Agreement, the provisions of the Deferred Compensation Plan shall apply in determining the rights of Employee as well as the administration of Employee’s Discretionary Credit Account. In cases of conflict, this Agreement controls over any conflicting provisions of the Deferred Compensation Plan, except as may be required by Section 409A of the Internal Revenue Code or the provisions of any other applicable law or regulation.
12.Amendments. This Agreement may not be modified, altered or changed except by a written agreement signed by APS and Employee.
13.Confidentiality. Employee shall hold the existence and terms of this Agreement in confidence. Employee shall not publicly or privately discuss or disclose the nature or content of this Agreement. However, Employee may disclose the terms of this Agreement if required by federal or state law, and Employee may disclose the terms of this Agreement to Employee’s accountant, attorney, consultant and spouse. In addition, APS and Employee may disclose this Agreement as necessary to enforce its provisions.
14.Reporting to Federal and State Agencies. Nothing in this Agreement shall be construed to prohibit Employee from reporting or disclosing any suspected instance of illegal activity of any nature, any nuclear safety concerns, any workplace safety concerns, or any public safety concerns to the Nuclear Regulatory Commission (“NRC”), the United States Department of Labor (“DOL”), or any other federal, state, or local government agency or court. This Agreement shall not be construed to prohibit Employee from providing information to the NRC, DOL, Equal Employment Opportunity Commission, United States Securities and Exchange

Commission, Occupational Safety and Health Administration, or Arizona Division of Occupational Safety and Health, or testifying in any civil or criminal proceedings, even if such information or testimony being provided relates to the claims or matters covered by this Agreement. This Agreement shall not be construed as a waiver or withdrawal of any safety concerns which Employee has or may have reported to the NRC or DOL, or withdrawal of any participation by Employee in any NRC proceedings. In this regard, the parties to this Agreement understand that this Agreement shall be interpreted in a manner consistent with 10 CFR § 50.7(f). Notwithstanding anything to the contrary in this paragraph, Employee hereby waives and releases any right to receive any relief as a result of the Employee's participation in any investigation or proceeding of the NRC, DOL, or any federal, state, or local government agency or court.
15.Entire Agreement. APS and Employee acknowledge and agree that this Agreement and the Deferred Compensation Plan constitute the entire agreement between APS and Employee with respect to the subject matter hereof.
16.Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.
IN WITNESS WHEREOF, APS and Employee have executed this Agreement on the dates set forth below.
ARIZONA PUBLIC SERVICE COMPANY

By:/s/ Donald E. Brandt
Donald E. Brandt
Chairman and Chief Executive Officer

Date:    September 15, 2014

EMPLOYEE

/s/ Maria Lacal
Maria Lacal

Date:    October 31, 2014

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